Exhibit 23.5

62 West 45th Street

New York, New York 10036

August 12, 2021

The Board of Directors

Spartacus Acquisition Corporation

6470 East Johns Crossing Suite 490

Duluth, GA 30097

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated June 7, 2021, to the Board of Directors of Spartacus Acquisition Corporation (“SAC”) as Annex F to, and to the references to such opinion in, the proxy statement/prospectus relating to the proposed transaction involving SAC, Spartacus Acquisition Shelf Corp. (“Shelf”), certain subsidiaries of Shelf, NextNav, LLC“ (NextNav”) and certain holders of equity interests in NextNav, which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Shelf (including any amendments or supplements, the “Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Scura Partners LLC